Exhibit 99.1

WHITEWAVE FOODS REPORTS RECORD FIRST QUARTER 2016 RESULTS AND
INCREASES FULL YEAR 2016 OUTLOOK

•	Total Net Sales Increased 14% and Constant Currency Net Sales Increased 15% in Q1

•	Organic Constant Currency Net Sales Increased 8% in Q1

•	Adjusted Total Operating Income Increased 21% in Q1, Reflecting Continued Operating Margin Expansion

•	Adjusted Diluted Earnings per Share Increased 17% in Q1 to $0.28, Excluding China Joint Venture Investments

•	Increasing Full Year 2016 Adjusted Diluted Earnings Per Share Guidance to $1.38 to $1.41 and $1.42 to $1.45 on a Constant Currency Basis, Excluding China Joint Venture Investments

•	Reiterating High Single-Digit Organic Constant Currency Net Sales Growth for Full Year 2016

DENVER, Colo. - May 10, 2016 - The WhiteWave Foods Company (NYSE: WWAV) today reported record results for the first quarter ended March 31, 2016.

Financial Summary:	Three Months Ended March 31,
In millions, except EPS	2016	2015	% Change*

Total Net Sales
Reported	$1,040	$911	+14%
Constant Currency	$1,047	$911	+15%
Organic Constant Currency	$983	$911	+8%

Total Operating Income
Reported	$84	$70	+20%
Adjusted	$90	$75	+21%
Adjusted Constant Currency	$93	$75	+24%

Net Income
Reported	$43	$33	+28%
Adjusted	$48	$39	+24%
Adjusted, excluding China J.V.	$51	$43	+18%

Diluted Earnings per Share (EPS)
Reported	$0.24	$0.19	+27%
Adjusted	$0.27	$0.22	+24%
Adjusted, excluding China J.V.	$0.28	$0.24	+17%
Adj. Constant Currency, excluding China J.V.	$0.29	$0.24	+21%

EBITDA
Adjusted	$134	$109	+23%
Adjusted, excluding China J.V.	$137	$113	+21%
Adj. Constant Currency, excluding China J.V.	$140	$113	+24%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

WhiteWave reported first quarter 2016 adjusted diluted earnings per share of $0.28, excluding operating costs associated with its China joint venture. Including joint venture costs, WhiteWave reported first quarter 2016 adjusted diluted earnings per share of $0.27.

Net sales for the first quarter 2016 were $1.0 billion, a 14 percent increase from net sales of $911 million in first quarter 2015. These results were driven by strong organic growth across the Americas and Europe segments, as well as contributions from acquisitions.

On a constant currency basis, net sales increased 15 percent in first quarter 2016, when compared to first quarter 2015. Excluding acquisitions, organic constant currency net sales increased 8 percent in first quarter 2016, when compared to first quarter 2015.

Adjusted operating income for first quarter 2016 increased 21 percent to $90 million, compared to $75 million in first quarter 2015. On a constant currency basis, adjusted operating income increased 24 percent in first quarter 2016 over the same period in 2015.

“We are off to a very good start in 2016, delivering results ahead of our expectations with healthy topline growth and operating performance,” said Gregg Engles, chairman and chief executive officer. “Our robust organic constant currency sales growth in the first quarter was driven by strong growth across our legacy platforms in traditional retail outlets, along with increasing contributions from away-from-home channels and our growing international presence. Our Vega and Wallaby acquisitions also continued their robust growth trends, positively impacting our results as well. Our strong start to the year has led us to increase our guidance for full year 2016.”

AMERICAS FOODS & BEVERAGES SEGMENT
WhiteWave’s Americas Foods & Beverages segment consists of four platforms: Plant-based Foods and Beverages, Fresh Foods, Premium Dairy, and Coffee Creamers and Beverages. In first quarter 2016, net sales for Americas Foods & Beverages were $895 million, an increase of 15 percent over first quarter 2015. Growth in the segment reflects strong organic sales growth and contributions from acquisitions. Excluding acquisitions and the impact of currency translations, organic constant currency net sales in the segment increased 7 percent in first quarter 2016. The inclusion of Fresh Foods’ results within this segment, which began in 2016, reduced the growth rate by over one percentage point in the quarter. Organic growth in the segment continues to be driven largely by volumes, aided by some pricing benefits, primarily within the Premium Dairy platform. Adjusted constant currency operating income for Americas Foods & Beverages increased 24 percent for first quarter 2016, compared to the same period in 2015, with adjusted constant currency operating margins in the segment expanding over 80 basis points.

Americas Foods & Beverages Segment Summary
$ In millions	Three Months Ended March 31,
	2016	2015	% Change*
Reported Net Sales	$895	$780	+15%
Constant Currency Net Sales	$898	$780	+15%
Organic Constant Currency Net Sales	$833	$780	+7%

Reported Segment Operating Income	$96	$82	+17%
Adj. Segment Operating Income	$102	$83	+22%
Adj. Constant Currency Segment Op. Income	$103	$83	+24%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

Plant-based Foods and Beverages
The Americas Plant-based Foods and Beverages platform includes Silk® beverages and yogurts, So Delicious® beverages, frozen desserts and yogurts, and Vega® nutritional protein powders and bars. Net sales for this platform increased 29 percent in first quarter 2016 compared to first quarter 2015. Sales were driven by strong organic growth across the platform, along with the contribution of Vega, which was acquired on August 1, 2015. Excluding Vega, organic constant currency sales increased high single-digits in first quarter 2016, driven by broad-based growth in beverages, yogurts and frozen desserts across retail and away-from-home channels, as well as increased sales in Canada and Latin America.

Fresh Foods
The Fresh Foods platform consists of the Earthbound Farm® brand, which includes organic salads, fruits and vegetables. Sales were flat in first quarter 2016 when compared with first quarter 2015, in line with management expectations as the platform continues to recover from SAP implementation-related business disruptions during fourth quarter 2015. A new larger warehouse for this platform is scheduled to become fully operational by the end of second quarter 2016 and is expected to provide improved shipping efficiencies.

Premium Dairy
The Premium Dairy platform includes Horizon Organic® milk and dairy products, macaroni and cheese, and snacks, along with Wallaby® organic yogurts and kefir beverages. Net sales for this platform increased 16 percent in first quarter 2016 compared to first quarter 2015, due to the inclusion of Wallaby, which was acquired on August 31, 2015, and strong organic growth. Excluding Wallaby, organic sales grew high single-digits for first quarter 2016, in line with management expectations, behind continued growth in Horizon milk, other dairy products, as well as meals and snacks.

Coffee Creamers and Beverages
The Coffee Creamers and Beverages platform includes coffee creamers and ready-to-drink beverages under the International Delight®, Dunkin Donuts®, Silk and So Delicious brands, as well as half-and-half dairy creamers under the LAND O LAKES® and Horizon Organic brands. Net sales for this platform increased 10 percent in first quarter 2016 compared to first quarter 2015. Organic sales grew high single-digits for first quarter 2016 behind strong growth in International Delight flavored creamers, Silk and So Delicious plant-based creamers and Horizon Organic half-and-half creamers.

EUROPE FOODS & BEVERAGES SEGMENT
The Europe Foods & Beverages segment consists of plant-based foods and beverages that are sold primarily under the Alpro® brand. Net sales in the segment increased 14 percent on a constant currency basis and 11 percent on a reported basis in first quarter 2016 compared to first quarter 2015. Increased sales were driven by volume growth across the segment’s main European geographies and strong growth across beverages and plant-based yogurts. Operating income increased 15 percent on an adjusted constant currency basis for first quarter 2016 when compared with first quarter 2015. Constant currency operating margin for first quarter 2016 was the same as first quarter 2015, in spite of expected higher temporary third party warehousing and distribution costs related to a current warehouse capacity expansion project and an approximate $2 million non-cash asset write-down associated with this project in first quarter 2016.

Europe Foods & Beverages Segment Summary
$ In millions	Three Months Ended March 31,
	2016	2015	% Change*
Reported Net Sales	$145	$131	+11%
Constant Currency Net Sales	$150	$131	+14%

Reported Segment Operating Income	$15	$14	+6%
Constant Currency Segment Op. Income	$16	$14	+15%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

“We delivered a strong first quarter with double-digit top and bottom line growth. Excluding currency impacts, sales increased 15 percent and drove adjusted consolidated segment operating income growth of 22 percent, with 70 basis points of margin expansion, all while maintaining high levels of marketing investments,” said Greg Christenson, executive vice president and chief financial officer. “Based on our first quarter results and an expectation of continued strong performance, we are increasing our forecasts for the year. Our outlook for full year 2016 continues to include the expectation for high single-digit organic sales growth and 75 basis points of adjusted constant currency operating margin expansion from continued operational leverage.”

FORWARD OUTLOOK
The company expects continued category and volume growth across its core portfolio, along with strong constant currency net sales growth. A stronger U.S. dollar when compared with the prior year is expected to modestly lower reported net sales growth rates due to the translation of the Europe Foods & Beverages segment results, as well as the growing sales in Canada embedded in the Americas Foods & Beverages segment. On a constant currency basis, management expects second quarter 2016 net sales growth to be 12.0 percent to 13.0 percent and for full year 2016 net sales growth to be 11.0 percent to 12.0 percent. The company expects reported net sales growth to be 11.5 percent to 12.5 percent for second quarter 2016 and 10.5 percent to 11.5 percent for full year 2016. Management continues to expect organic net sales growth in the high single-digits on a constant currency percentage basis for full year 2016.

WhiteWave continues to expect strong adjusted operating income growth during 2016 from the realization of internal production capacity increases and cost reduction initiatives, further scale leverage, and increasing levels of contributions from completed acquisitions. As a result, management expects an adjusted total operating income growth rate for second quarter 2016 to be in the low twenties on a constant currency percentage basis, translating into high-teens percentage growth on a U.S. dollar reported basis, based on current foreign exchange rates. For full year 2016, management expects adjusted operating income percentage growth in the low twenties on a constant currency basis, converting into high-teens to twenty percent growth on a reported basis, based on current foreign exchange rates. Management continues to target 75 basis points of adjusted constant currency operating margin expansion for full year 2016.

Interest expense is expected to be approximately $70 million to $74 million in 2016, reflecting increased levels of indebtedness related to the financing of acquisitions in 2015. For second quarter 2016, interest expense is estimated to range from $18 million to $20 million. Management continues to estimate its effective tax rate to range from 33 percent to 34 percent for full year 2016, with variability by quarter.

The company continues to support the ongoing operating investments of its China joint venture behind the development of a plant-based beverages business. Management continues to expect the amount of the company’s investment in 2016 to be between $10 million and $12 million on an after-tax basis, and approximately $0.06 dilutive to full year 2016 adjusted diluted earnings per share, with an approximate $0.02 adjusted diluted earnings per impact in second quarter 2016. The timing and amount of actual investments made in 2016 may vary.

Based upon these factors, management expects to achieve $1.42 to $1.45 in constant currency adjusted diluted earnings per share for 2016, excluding investments in the China joint venture. On a U.S. dollar reported basis, management expects adjusted diluted earnings per share of $1.38 to $1.41 for 2016, based on current foreign exchange rates, excluding investments in the China joint venture.

For second quarter 2016, management expects constant currency adjusted diluted earnings per share of $0.30 to $0.32, excluding investments in the China joint venture. On a reported basis, management expects adjusted diluted earnings per share of between $0.29 and $0.31 for second quarter 2016, based on current foreign exchange rates, excluding China joint venture investments.

2016 Guidance Summary
	Second Quarter		Full Year
	Reported	Constant Currency	Reported	Constant Currency
Net Sales Growth	+ 11.5% - 12.5%	+ 12.0% - 13.0%	+ 10.5% - 11.5%	+ 11.0% - 12.0%

Adjusted Total Operating Income Growth	+ High Teens %	+ Low Twenties %	+ High Teens to Twenty %	+ Low Twenties %

Adjusted Diluted EPS	$0.27 - $0.29	$0.28 - $0.30	$1.32 - $1.35	$1.36 - $1.39
China Joint Venture Impact	≈$0.02	≈$0.02	≈$0.06	≈$0.06

Adjusted Diluted EPS - Excluding China J.V.	$0.29 - $0.31	$0.30 - $0.32	$1.38 - $1.41	$1.42 - $1.45

Management continues to forecast capital expenditures of approximately $325 million to $350 million for full year 2016, with the majority of investments being made to support continued growth requirements in 2016 and beyond. Timing of capital projects may vary and affect the amount of actual investments made in 2016.

The company continues to expect to achieve a leverage ratio, as defined by its credit agreements, of 3.5 times or below by the end of 2016, driven principally by strong growth in adjusted EBITDA, which management expects to be at least $615 million for full year 2016, before China joint venture investments.

OTHER ITEMS
Financial Reporting Changes
Beginning first quarter 2016, the business operations that were historically reported as the Americas Fresh Foods segment are now reported as the Fresh Foods platform within WhiteWave’s existing Americas Foods & Beverages segment.

CONFERENCE CALL WEBCAST
A live presentation webcast of WhiteWave’s financial results and outlook will be held at 10:00 am Eastern time today, May 10, 2016, and may be heard by visiting the “events and presentation” section of WhiteWave’s investor relations website at www.whitewave.com/investors. The webcast replay will be available for approximately 45 days. A slide presentation will be available on our website and will accompany the webcast.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company's widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements under the heading “Forward Outlook” and in the “2016 Guidance Summary” table, and statements relating to, among other things, projections of net sales, operating income, and earnings per share, on a GAAP, adjusted and constant currency basis during second quarter and full year 2016, our future tax rate, our innovation and marketing plans, the success of our cost improvement and margin expansion initiatives, anticipated profit growth and margin expansion, the expected growth and financial impact of Vega and other business acquisitions, the expected financial impact of our investments in our joint venture in China, and other statements that begin with words such as “believe,” “expect,” “estimates,” “intend,” “forecasts,” “projects” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the company’s products and the company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the company’s control and which are described in the company’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016 and in our quarterly reports on Form 10-Q. The company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. Our financial outlook for the second quarter and full year 2016 may be impacted by our ability or inability to effectively integrate and operate acquired businesses, and the amount of our future additional investments in our joint venture in China and expectations for sales and profits or losses in the joint venture. The company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including adjusted financial information for the periods presented, such as operating income, EBITDA, net income and diluted earnings per share. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments eliminate certain costs and benefits, including corporate costs associated with equity awards granted to certain of our executive officers, employees and directors in conjunction with the company’s initial public offering in October 2012 (the “IPO Grants”); non-recurring transaction and integration costs related to acquisitions and other investments; purchase accounting adjustments; non-cash income or expense related to mark-to-market adjustments on interest rate and commodity hedges and amortization related to foreign exchange contracts; costs incurred to manage, and losses incurred on our investment in the China joint venture; and with respect solely to the adjusted EBITDA calculation, other non-cash related to stock-based compensation expense. These adjustments are intended to provide greater transparency of underlying profit trends and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in making financial and operating decisions and evaluating the company’s performance. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, the company’s results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below and may be found in a reconciliation schedule posted on the Investor Relations section of the company’s website.

Basis of Presentation
Certain financial measures in this release are presented on a non-GAAP basis that includes an organic basis, a constant currency basis and on an adjusted basis.

Organic Results
Results presented on an organic basis exclude the operations of Wallaby acquired on August 31, 2015, Vega acquired on August 1, 2015, and EIEIO acquired May 29, 2015.

Constant Currency Results
The company determines its constant currency results by dividing or multiplying, as appropriate, the current period local currency results by the currency exchange rates used to translate the company’s financial results in the prior period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior period.

Adjusted Results
Segment financial results for the three months ended March 31, 2015 and 2016 in the Americas Foods & Beverages segment are adjusted to exclude the expense related to the mark-to-market adjustment on commodity hedges, acquisition related non-recurring transaction and integration costs, and SAP transition costs. All other adjustments relate to corporate and other items. See reconciliations at the end of this release for further details and for reconciliations of the non-GAAP measures to GAAP.

CONTACTS
Investor Relations:
Dave Oldani
+1 (303) 635-4747
Media:
Matt Hargarten
+1 (303) 635-4263

The WhiteWave Foods Company
Condensed Consolidated Statements of Income
(Unaudited, GAAP Basis)

	Three months ended March 31,
	2016	2015
	(In thousands, except share and per share data)

Net sales	$1,039,695	$911,142
Cost of sales	685,928	602,567
Gross profit	353,767	308,575
Operating expenses:
Selling, distribution and marketing	185,844	167,761
General and administrative	84,086	70,744
Total operating expenses	269,930	238,505
Operating income	83,837	70,070
Other expense:
Interest expense	13,680	8,667
Other expense, net	2,439	3,801
Total other expense	16,119	12,468
Income before income taxes	67,718	57,602
Income tax expense	22,908	20,182
Income before loss in equity method investments	44,810	37,420
Loss in equity method investments	2,210	4,073
Net income	$42,600	$33,347

Weighted average common shares:
Basic	176,550,367	174,693,383
Diluted	180,284,883	179,152,184

Net income per share:
Basic	$0.24	$0.19
Diluted	$0.24	$0.19

The WhiteWave Foods Company
Condensed Consolidated Balance Sheets
(Unaudited, GAAP Basis)

	March 31, 2016	December 31, 2015
	(In thousands)
ASSETS
Cash and cash equivalents	$39,421	$38,610
Trade receivables, net of allowance of $2,416 and $2,127	289,483	257,548
Inventories	277,632	270,737
Prepaid expenses and other current assets	36,504	39,782
Total current assets	643,040	606,677
Equity method investments	28,941	30,772
Property, plant, and equipment, net	1,144,258	1,137,521
Identifiable intangible and other assets, net	1,060,633	1,038,577
Goodwill	1,428,861	1,415,322
Total Assets	$4,305,733	$4,228,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$513,529	$549,713
Current portion of debt and capital lease obligations	46,336	51,449
Income tax payable	4,234	3,043
Total current liabilities	564,099	604,205
Long-term debt and capital lease obligations, net of debt issuance costs	2,089,244	2,078,940
Deferred income taxes	302,678	293,326
Other long-term liabilities	41,113	41,490
Total Liabilities	2,997,134	3,017,961

Common stock	1,768	1,762
Additional paid-in capital	924,932	914,975
Retained earnings	468,305	425,705
Accumulated other comprehensive loss	(86,406)	(131,534)
Total Shareholders' Equity	1,308,599	1,210,908
Total Liabilities and Shareholders' Equity	$4,305,733	$4,228,869

The WhiteWave Foods Company
Condensed Consolidated Statements of Cash Flows
(Unaudited, GAAP Basis)

	Three months ended March 31,
	2016	2015
	(In thousands)
Operating Activities
Net income	$42,600	$33,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,440	27,530
Share-based compensation expense	12,945	12,796
Amortization of debt issuance costs	1,108	1,015
Mark-to-market on derivative instruments	322	2,979
Loss in equity method investments	2,210	4,073
Other	6,612	3,389
Net change in operating assets and liabilities, net of acquisitions	(51,448)	(20,713)
Net cash provided by operating activities	47,789	64,416

Investing Activities
Payments for property, plant, and equipment	(48,559)	(91,703)
Proceeds from sale of fixed assets	49	1,589
Other	(60)	346
Net cash used in investing activities	(48,570)	(89,768)

Financing Activities
Debt related activities	4,026	11,085
Other financing activities	(2,860)	(915)
Net cash provided by financing activities	1,166	10,170
Effect of exchange rate changes on cash and cash equivalents	426	(4,118)
Increase/(decrease) in cash and cash equivalents	811	(19,300)
Cash and cash equivalents, beginning of period	38,610	50,240
Cash and cash equivalents, end of period	$39,421	$30,940

The WhiteWave Foods Company
GAAP to Non-GAAP Reconciliation
(Unaudited)

	Three months ended March 31, 2016					Three months ended March 31, 2015
	GAAP	Adjustments		Adjusted		GAAP	Adjustments		Adjusted
	(In thousands, except share and per share data)

Total net sales	$1,039,695	$—		$1,039,695		$911,142	$—		$911,142
Cost of sales	685,928	(4,067)	(a)(b)	681,861		602,567	233	(b)	602,800
Gross profit	353,767	4,067		357,834		308,575	(233)		308,342
Operating expenses:
Selling, distribution and marketing	185,844	223	(b)	186,067		167,761	590	(b)	168,351
General and administrative	84,086	(2,617)	(a)	81,469		70,744	(5,503)	(a)	65,241
Total operating expenses	269,930	(2,394)		267,536		238,505	(4,913)		233,592
Operating income	83,837	6,461		90,298		70,070	4,680		74,750
Other expense:
Interest expense	13,680	—		13,680		8,667	—		8,667
Other expense, net	2,439	(2,438)	(c)	1		3,801	(3,801)	(c)	—
Total other expense	16,119	(2,438)		13,681		12,468	(3,801)		8,667
Income before income taxes	67,718	8,899		76,617		57,602	8,481		66,083
Income tax expense	22,908	3,065	(d)	25,973		20,182	2,881	(d)	23,063
Income before loss in equity method investments	44,810	5,834		50,644		37,420	5,600		43,020
Loss in equity method investments	2,210	—		2,210		4,073	—		4,073
Net income	$42,600	$5,834		$48,434		$33,347	$5,600		$38,947

Earnings per Share:
Basic				$0.27					$0.22
Diluted				$0.27					$0.22
Weighted Average Common Shares:
Basic				176,550,367					174,693,383
Diluted				180,284,883					179,152,184

Adjusted net income excluding China joint venture activities:
Adjusted net income				48,434					38,947
Corporate related joint venture expenses, net of tax				537	(e)				279	(e)
Loss in China joint venture equity method investment				1,994	(f)				3,939	(f)
Adjusted net income excluding China joint venture activities				$50,965					$43,165

Adjusted earnings per share excluding China joint venture activities:
Basic				$0.29					$0.25
Diluted				$0.28					$0.24

The WhiteWave Foods Company
GAAP to Non-GAAP Reconciliation
(Unaudited)

	Three months ended March 31, 2016				Three months ended March 31, 2015
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
	(In thousands)
Income statement amounts by segment:
Total net sales
Americas Foods & Beverages	$894,762	$—		$894,762	$780,374	$—		$780,374
Europe Foods & Beverages	144,933	—		144,933	130,768	—		130,768
Total	$1,039,695	$—		$1,039,695	$911,142	$—		$911,142

Operating income
Americas Foods & Beverages	95,715	5,987	(a)(b)	101,702	81,705	1,568	(b)	83,273
Europe Foods & Beverages	15,204	—		15,204	14,364	—		14,364
Total consolidated segment operating income	110,919	5,987		116,906	96,069	1,568		97,637
Corporate and other	(27,082)	474	(a)	(26,608)	(25,999)	3,112	(a)	(22,887)
Total operating income	$83,837	$6,461		$90,298	$70,070	$4,680		$74,750

The WhiteWave Foods Company
Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA
(Unaudited)

	Three months ended March 31,
	2016		2015
	(In thousands)
Net income	$42,600		$33,347
Interest expense, net	13,680		8,667
Income tax expense	22,908		20,182
Depreciation and amortization	33,440		27,530
EBITDA	$112,628		$89,726
Transaction, integration & transition costs	7,747	(a)	2,491	(a)
Mark to market adjustments on hedging transactions	893	(b)(c)	2,979	(b)(c)
IPO grants & non-cash stock-based compensation	13,023	(a)(g)	13,605	(a)(g)
Adjusted EBITDA	$134,291		$108,801

Corporate related joint venture expenses	$812	(e)	$429	(e)
Loss in China joint venture equity method investment	1,994	(f)	3,939	(f)
Adjusted EBITDA excluding China joint venture activities	$137,097		$113,169

The adjusted results differ from WhiteWave’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	Elimination of stock compensation expense for IPO grants.

•	$0.3 million for the three months ended March 31, 2016

•	$3.0 million for the three months ended March 31, 2015

ii.	Elimination of non-recurring purchase accounting adjustments, transaction and integration costs related to acquisitions and other investments.
Americas Foods & Beverages

•	$6.9 million in SAP transition costs, and $0.6 million of other transaction and integration costs related to acquisitions for the three months ended March 31, 2016

•	$2.4 million transaction and integration costs related to acquisitions for the three months ended March 31, 2015

Corporate

•	$0.2 million in transaction costs related to acquisitions for the three months ended March 31, 2016

•	$0.1 million in transaction costs related to acquisitions for the three months ended March 31, 2015

(b)	The adjustment reflects elimination of income related to the mark-to-market adjustment on commodity hedges.

•	$1.5 million for the three months ended March 31, 2016

•	$0.8 million for the three months ended March 31, 2015

(c)	The adjustment reflects elimination of expense related to the mark-to-market adjustment on interest rate hedges and amortization on foreign exchange contracts.

•	$2.4 million for the three months ended March 31, 2016

•	$3.8 million for the three months ended March 31, 2015

(d)	Income tax in the adjustments columns represent the adjustment to income tax expense required to arrive at an adjusted effective tax rate on adjusted income before taxes.

(e)	The adjustment reflects the elimination of costs incurred to manage our China Joint Venture investment.

•	$0.8 million ($0.5 million, net of tax) for the three months ended March 31, 2016

•	$0.4 million ($0.3 million, net of tax) for the three months ended March 31, 2015

(f)	The adjustment reflects the elimination of loss incurred on the investment in the China Joint Venture.

•	$2.0 million for the three months ended March 31, 2016

•	$3.9 million for the three months ended March 31, 2015

(g)	The adjustment reflects non-cash related stock-based compensation expense, excluding amounts already included in IPO grants.

•	$12.8 million for the three months ended March 31, 2016

•	$10.6 million for the three months ended March 31, 2015